Exhibit 3.3

PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MICRONETICS WIRELESS, INC.”, CHANGING ITS NAME FROM “MICRONETICS WIRELESS, INC.” TO “MICRONETICS, INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF NOVEMBER, A.D. 2002, AT 3:15 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
2125851 8100	AUTHENTICATION: 2084392
020693929	DATE: 11-12-02

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:15 PM 11/06/2002
020693929 – 2125851

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

MICRONETICS WIRELESS, INC.

Adopted in accordance with the provisions of Section

242 of the General Corporation Law of the State of Delaware.

I, Richard S. Kalin, President of Micronetics Wireless, Inc., a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST, that the Certificate of Incorporation of said corporation be amended by striking out the whole of Article FIRST thereof as it now exists and inserting in lieu and instead thereof a new Article FIRST reading as follows:

“The name of the corporation is Micronetics, Inc.”

SECOND, that such amendment has been duly adopted in accordance into the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of the holders of not less than majority of the outstanding stock entitled to vote thereon at an Annual Meeting of the Stockholders which was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 30th day of October, 2002.

/s/ Richard S. Kalin
Richard S. Kalin, President